EXHIBIT 99.1

Plug Power’s Continued Sales Momentum Drives 2016 Results

LATHAM, N.Y., Feb. 24, 2017 (GLOBE NEWSWIRE) -- Plug Power Inc. (NASDAQ:PLUG), a leader in providing clean, reliable energy solutions, announced today preliminary 2016 financial results and introduced its full-year 2017 outlook.

Preliminary Full Year 2016 Highlights (Unaudited)

  GAAP revenue of $85.9 million
  $66.2 million in PPA systems deployed
  GAAP gross margins of 4.5%
  Contract Bookings of $280 million
  4,010 GenDrives deployed
  Net cash used in operating activites of $29.6 million
  Ended the year with $46 million of unrestricted cash

In 2016, Plug Power deployed full GenKey sites with a global set of industrial mobility customers. New GenKey “power, fuel, service” customers include Young’s Market, Colruyt, FM Logistic and Carrefour, Europe’s leading retailer. Repeat GenDrive hydrogen fuel cell users include Walmart, Home Depot and BMW.  Today, Plug Power has more than 14,000 fuel cells powering industrial electric vehicles at blue-chip customers around the world and is a leading supplier of hydrogen fueling stations with its GenFuel product line.

2017 Full Year Guidance

  Total GAAP Revenue of $130 million, which is an increase of over 50% versus 2016
  Total GenDrive Shipments of 5,600 including 1,800 under PPA, a 40% increase in shipments
  Total GenFuel Sites of 25, including 9 under PPA
  Total ProGen Modules of 100
  GAAP Gross Margin of 8% to 12%, a doubling of our gross margin
  Bookings of $325 million
  $25 to $35 million of net cash used in operating and investing activities

Plug Power is introducing its ProGen fuel cell engine to the global electric vehicle market. In 2016, Plug Power entered into a significant on-road delivery vehicle technology development program, signing a three-way MOU with infrastructure leader, Furui, and a “big three” Chinese vehicle manufacturer. The first deliverables for this project are expected in the second quarter of 2017.

“Plug Power expects that the accelerating trend for vehicle electrification will expand our current addressable market,” said Andy Marsh, CEO of Plug Power.

Conference Call Details:
Details of the company's 2016 prelimary performance as well as 2017 growth objectives will be shared on a conference call to be held today at 10:00 am ET.

Toll-free: 877-407-9221
International: 201-689-8597

The webcast can also be accessed directly at https://event.webcasts.com/starthere.jsp?ei=1135898 or from the Plug Power homepage (www.plugpower.com). A playback of the call will be available online for a period of time following the call.

About Plug Power Inc.

The architects of modern hydrogen and fuel cell technology, Plug Power has revolutionized the industry with its simple GenKey solution, elements of which are designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. Plug Power’s GenKey solution couples together all the necessary elements to power, fuel and service a customer. Plug Power is the partner that customers trust to take their businesses into the future. For more information about Plug Power, visit www.plugpower.com.

Safe Harbor Statement

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("PLUG"), including but not limited to statements about PLUG's expectations for 2017, including GAAP revenue, number of GenDrive shipments, number of GenFuel sites, number of ProGen modules, GAAP gross margin, bookings and net cash used. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, ReliOn and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG's public filings with the Securities and Exchange Commission (the "SEC") including, the "Risk Factors" section of PLUG's Annual Report on Form 10-K for the year ended December 31, 2015. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Investor Contact
John Cococcia
investors@plugpower.com

Plug Power Media Contact
Teal Vivacqua
media@plugpower.com